UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☒

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting material Pursuant to §240.14a-12

PENN Entertainment, Inc.

(Name of Registrant as Specified In Its Charter)

HG VORA CAPITAL MANAGEMENT, LLC

HG VORA SPECIAL OPPORTUNITIES MASTER FUND, LTD.

DOWNRIVER SERIES LP – SEGREGATED PORTFOLIO C

PARAG VORA

WILLIAM CLIFFORD

JOHN HARTNETT

CARLOS RUISANCHEZ

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 29, 2025, HG Vora Capital Management, LLC and certain of its affiliates, the beneficial owners of approximately 4.8% of the outstanding common stock of PENN Entertainment, Inc. (NASDAQ: PENN), issued the following press release:

HG Vora Capital Management Nominates Three Highly Qualified Independent Director Candidates to PENN Entertainment Board

Significant Change Required to Restore Accountability and Proper Oversight to PENN’s Board After Years of Poor Judgment, Failed Transactions, and Value Destructive Actions

PENN Directors Have Wasted Billions on Online Sports Betting Investments Despite Zero Industry Expertise or Credibility

Nominees Have Much Needed Expertise in Land Based and Online Gaming, Strong Track Records of Disciplined Capital Allocation, and History of Tremendous Value Creation Through Strategic Transactions

NEW YORK – January 29, 2025 – HG Vora Capital Management, LLC (“HG Vora”), a New York based investment firm with deep expertise in the gaming sector and a large shareholder of PENN Entertainment, Inc. (Nasdaq: PENN) (“PENN” or the “Company”), today announced its nomination of three highly qualified director candidates – William J. Clifford, Johnny Hartnett, and Carlos Ruisanchez – to PENN’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Shareholders. All three candidates are independent of both HG Vora and Company management.

HG Vora believes there is significant unrealized value in PENN’s regional casino portfolio and collection of Interactive assets. However, PENN’s Board has numerous deficiencies which have translated directly into abysmal returns for shareholders. Over the past four years, PENN’s shares have declined -81%, dramatically underperforming the S&P 500 Index and its closest peer, Boyd Gaming, which have returned +69% and +73%, respectively, over the same period.

Parag Vora, Founder and Portfolio Manager of HG Vora, said: “PENN’s Board has overseen a misguided Interactive strategy that has resulted in the reckless spending of nearly $4 billion – greater than the Company’s entire market capitalization – on overpriced, poorly negotiated M&A transactions and media partnerships that have resulted in large ongoing operating losses due to an inability to execute. The Company’s Interactive strategy has been an abject failure due to a pattern of overpaying, overpromising, and not delivering.

“To date, there have been no repercussions for the Board’s persistent bad judgment and disappointing shareholder returns. We believe this is in part due to PENN’s weak corporate governance, which disenfranchises shareholders and entrenches board members while rewarding its CEO with excessive compensation.

“It should be clear to all stakeholders that change is urgently needed to address these failings and help PENN achieve its full potential. To that end, this is the first time in our firm’s 15-year history that HG Vora has decided nominating directors is necessary. We believe these three highly qualified, independent director nominees bring proven track records of enhancing shareholder value and the skills and industry expertise to help maximize value for all PENN shareholders.”

Director Nominee Biographies:

•	William J. Clifford – Mr. Clifford has more than 30 years of experience delivering excellent returns for shareholders in the gaming industry. He served as the Senior Vice President, Chief Financial Officer and Treasurer of Gaming and Leisure Properties (“GLPI”), a gaming-focused real estate investment trust which spun out of Penn National Gaming, from February 2013 through 2018. Prior to this, Mr. Clifford served as Senior Vice President of Finance and Chief Financial Officer of Penn National Gaming. During his more than 12 years as Chief Financial Officer of Penn National Gaming, Mr. Clifford was instrumental in the company’s exponential growth which drove an approximately 20x return for shareholders. Prior to his employment with Penn National Gaming, he served in various operational finance roles for a variety of casino companies in Las Vegas and the Bahamas. Mr. Clifford has significant board experience and currently serves as a member of the Board of Directors of Drive Shack Inc. where he is a member of the Audit Committee and chairman of the Nominating and Governance Committee. He previously served as a member of the Board of Directors and chairman of the Audit Committee of Intrawest Holdings, Inc. from 2014 to 2017.

•	Johnny Hartnett – Mr. Hartnett has decades of experience building and running online sports betting and gaming businesses. Mr. Hartnett is a non-executive director of Superbet Group, and prior to joining the Board, he served as CEO of Superbet Group for five years. During his tenure with the Blackstone backed business, revenue grew 7x and profitability 5x. Prior to that role, Mr. Hartnett served at Flutter Group in a variety of positions over a 20-year tenure, most recently as Chief Development Officer where he led the group’s M&A efforts, most notably on its acquisition of FanDuel. Previous roles included Managing Director of Paddy Power Online, Managing Director International, Chief Operating Officer of Sportsbet (Australia) and subsequently Chief Operating Officer of Flutter (previously Paddy Power). During his tenure at Flutter, shareholder returns from the 2002 IPO to 2019 were approximately 23x.

•	Carlos Ruisanchez – Mr. Ruisanchez has a strong track record of capital allocation and value creation for shareholders. He is the co-founder of Sorelle Capital and Sorelle Hospitality, a business focused on investing in the hospitality sector and real estate development. Prior to Sorelle, he served as President and Chief Financial Officer of Pinnacle Entertainment, Inc. for five years, also serving as a member of its Board of Directors before its sale in 2018. During his period as Chief Financial Officer, Mr. Ruisanchez helped drive a nearly 5x total return for shareholders. He was instrumental in transformative moves to unlock shareholder value, notably the acquisition of Ameristar, execution of multiple highly accretive share repurchase plans, the sale-leaseback with GLPI, and strategic conversations with PENN which resulted in a merger with Pinnacle. Mr. Ruisanchez has significant board experience and currently serves as a member of the Board of Directors of Southwest Gas Holdings, Inc. (NYSE: SWX, from 2022 to present). He previously served as a member of the Board of Directors for Cedar Fair Entertainment Company (NYSE: FUN, from 2019 to 2024) until its merger with Six Flags Entertainment Corporation and Pinnacle (NASDAQ: PNK, from 2016 to 2018).

Contacts

Investors

Bruce Goldfarb/Chuck Garske

Okapi Partners

(877) 629-6355

Media

Jonathan Gasthalter/Nathaniel Garnick/Iain Hughes

Gasthalter & Co.

(212) 257-4170

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains “forward-looking statements” that can be identified by the fact that they do not relate strictly to historical or current facts. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “intends,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if HG Vora’s underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by HG Vora that the future plans, estimates or expectations contemplated will ever be achieved. The information herein does not constitute an offer to sell or solicitation of an offer to buy any of the securities described herein in any state to any person.

Certain Information Concerning the Participants

HG Vora and the other Participants (as defined below) intend to file a preliminary proxy statement and accompanying gold universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for the election of its slate of director nominees at the 2025 annual meeting of shareholders (the “2025 Annual Meeting”) of PENN Entertainment, Inc. (“PENN”).

The participants in the proxy solicitation are currently anticipated to be HG Vora Special Opportunities Master Fund, Ltd. (“Master Fund”), Downriver Series LP – Segregated Portfolio C (“Downriver”), HG Vora Capital Management, LLC (the “Investment Manager”), Parag Vora (“Mr. Vora” and, collectively with Master Fund, Downriver and the Investment Manager, “HG Vora”), William J. Clifford, John Hartnett and Carlos Ruisanchez (collectively all of the foregoing, the “Participants”).

As of the date hereof, (i) Master Fund directly owns 3,825,000 shares of common stock, par value $0.001 per share (the “Common Stock”), of PENN, including 100 shares of Common Stock as the record holder and (ii) Downriver directly owns 3,424,900 shares of Common Stock, including 100 shares of Common Stock as the record holder (collectively, the 7,250,000 shares of Common Stock owned by Master Fund and Downriver, the “HG Vora Shares”). The HG Vora Shares collectively represent approximately 4.8% of the outstanding shares of Common Stock, based on the 152,629,402 shares of Common Stock outstanding as of November 7, 2024, as disclosed by PENN on its most recently filed quarterly report on Form 10-Q. The Investment Manager is the investment manager of Master Fund and Downriver, each of which have delegated all investment and voting decisions to the Investment Manager. Mr. Vora is the manager of the Investment Manager and has authority over day-to-day operations and investment and voting decisions, including with respect to the HG Vora Shares, of the Investment Manager. Each of the Investment Manager and Mr. Vora may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the HG Vora Shares and indirect ownership thereof. Mr. Ruisanchez directly owns 3,150 shares of Common Stock. Neither Mr. Clifford nor Mr. Hartnett beneficially own any shares of Common Stock. Certain of the Participants are also from time to time party to certain derivative instruments that provide economic exposure to PENN’s Common Stock. All of the foregoing information is as of the date hereof unless otherwise disclosed.

Important Information and Where to Find It

HG VORA STRONGLY ADVISES ALL SHAREHOLDERS OF THE CORPORATION TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS WILL ALSO BE AVAILABLE ON THE SEC WEBSITE, FREE OF CHARGE, OR BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, OKAPI PARTNERS LLC, 1212 AVENUE OF THE AMERICAS, 17TH FLOOR, NEW YORK, NEW YORK 10036 (SHAREHOLDERS CAN CALL TOLL-FREE: (877) 629-6355).